Exhibit 10.2

September 3, 2019
PROMOTION LETTER
Dear Chad:

It is our pleasure to offer you a promotion! This Promotion Letter serves to confirm the details of your promotion as follows:

Position:	Chief Product Officer

Status:	Full-time, Regular, Exempt

Reporting to:	Chief Executive Officer

Effective Date:	September 4, 2019

Compensation:	There are no changes to your compensation at this time.

Bonus:
You will be eligible for an incentive bonus of 50% of your base salary. The timing and amount of any bonus is subject to the discretion and approval of the Compensation Committee of the Board of Directors. See the Company’s Bonus Plan for additional terms and conditions.

Equity:	As part of your promotion, you shall receive:
1.	$250,000 in value of Restricted Stock Units of Carbonite’s common stock, vesting over 2 years with half vesting on each anniversary of the grant date.
2.	$300,000 in target value of Performance-based Restricted Stock Units, which shall be earned and vest in whole or in part based upon performance criteria as determined by the Compensation Committee.

All equity grants described in this Section are subject to approval by Carbonite’s Compensation Committee. Specific terms of this award will be governed by Carbonite’s 2011 Equity Award Plan and separate equity award agreements.

At-Will Employment:
Your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Expiration and Modification:	This Promotion Letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.

Sincerely,
/s/Alec Carstensen
Alec Carstensen
VP, HR and Talent Acquisition

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the compensation increase offer from Carbonite as set forth in the Promotion Letter dated September 3, 2019. I understand and acknowledge that my employment with Carbonite is at-will, for no particular term or duration and that I, or Carbonite, may terminate the employment relationship at any time, with or without cause and with or without prior notice.

I understand that the terms and conditions described in this Promotion Letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Solicitation Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the Promotion Letter and Carbonite's Carbonite Confidentiality, Invention Assignment and Non-Solicitation Agreement, and any such modification must be in writing and signed by either such executive.

Signature:	/s/Chad Bacher
Print Name:	Chad Bacher
Date:	September 3, 2019